Exhibit 3.b.

RESTATED ARTICLES OF INCORPORATION

OF

LOGAN COUNTY BANCSHARES, INC.

We, the undersigned, being President and Secretary, respectively, of Logan County BancShares, Inc. (the “Corporation”) a corporation duly organized and existing under and by virtue of the provisions of the West Virginia Corporation Act, do hereby certify as follows:

1.             The original Articles of Incorporation of the Corporation were filed with the Secretary of State of West Virginia on November 7, 1984.

2.             No shares of stock of the Corporation have been issued.

3.             Article Ninth of the Articles of Incorporation has been amended by resolution of the Board of Directors of the Corporation, and the Articles of Incorporation as so amended have been restated by the Board of Directors to read as set forth below.

4.             The following Restated Articles of Incorporation correctly set forth without change, other than the amendment to the Article Ninth referred to above and incorporated below, the corresponding provisions of the Articles of Incorporation as theretofore amended, and the Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto:

FIRST:  The name of the corporation is LOGAN COUNTY BANCSHARES, INC. (hereinafter called the “Corporation”).

SECOND:  The principal office of the Corporation is to be located at Washington Avenue and Main Street, in the City of Logan, in the County of Logan, in the State of West Virginia (25601).

THIRD:  The purpose of the Corporation is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the West Virginia Corporation Act.

FOURTH:  The total number of shares of stock which the Corporation shall have the authority to issue is two hundred and sixty thousand (260,000) shares, consisting of one class of Common Stock having a par value of Five Dollars ($5.00) per share.

FIFTH:  No shareholder of the Corporation shall have any preemptive right to acquire any unissued or treasury shares authorized herein, to acquire any or all classes of shares hereafter authorized, or to acquire any securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

SIXTH:  The name and mailing address of the Incorporator are as follows:

Name	Address

Hayden D. McMillian	1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036

SEVENTH:  The existence of the Corporation is to be perpetual.

EIGHTH:  No person has yet been appointed to accept notice of process.

NINTH:  The number of directors constituting the Board of Directors of the Corporation shall not be less than three, and the names and mailing addresses of the persons who are to serve on the initial Board of Directors, until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Address
Harvey Oakley	c/o Judge’s Office Logan Courthouse Logan, West Virginia 25601

Frank H. Oakley	140 Nighbert Avenue Logan, West Virginia 25601

Eddie Canterbury	P.O. Box 622 Logan, West Virginia 25601

Rayman W. Herman	309 W. McDonald Avenue Man, West Virginia 25635

Herman E. McCrary	P.O. Box 1748 Logan, West Virginia 25601

C. O. McCormick, Jr.	P.O. Box 627 Logan, West Virginia 25601

William W. Wagner	P.O. Box 1440 Logan, West Virginia 25601

LaVeta J. Ray	P.O. Box 4172 Chapmanville, West Virginia 25508

Clell Peyton	P. O. Box 924 Chapmanville, West Virginia 25508

Hugh C. Avis	P.O. Box 1797 Logan, West Virginia 25601

Walter D. Vance	P.O. Box 1557 Chapmanville, West Virginia 25508

Earle B. Queen	P.O. Box 810 Logan, West Virginia 25601

TENTH:  The election of directors need not be by written ballot unless the ByLaws of the Corporation so provide.

ELEVENTH:  The Corporation is authorized to the full extent permitted by Section 31-1-9 of the West Virginia Corporation Act, as amended from time to time, to indemnify all persons whom it may indemnify pursuant thereto.

TWELVETH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

In witness whereof, we have hereunto executed these Restated Articles of Incorporation on December 27, 1984.

/s/ Frank H. Oakley
President

/s/ Eddie Canterbury
Secretary

Attest:

/s/ Eddie Canterbury
Secretary

STATE OF WEST VIRGINIA,

COUNTY OF LOGAN, To Wit:

I, Nancy Hopkins Ryan, a Notary Public in and for the State of West Virginia, do hereby certify that Frank H. Oakley and Eddie Canterbury personally appeared before me and acknowledged the foregoing Restated Articles of Incorporation to be his act and deed, and that he executed the same.

WITNESS my hand and official seal this 27th day of December, 1984.

My Commission Expires: August 21, 1994.

/s/ Nancy Hopkins Ryan
Notary Public